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                                                                    EXHIBIT 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Summit Bank Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of the Summit Bank Corporation, of our report dated January 22, 1999, relating to the consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998 and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of Summit Bank Corporation.



Atlanta, Georgia
December 15, 1999                                                 /s/ KPMG LLP